UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2014

Cameron International Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13884	76-0451843
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1333 West Loop South, Suite 1700, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 513-3300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2014, Cameron International Corporation (“Cameron”) announced that Dennis S. Baldwin has been appointed as Cameron’s new Vice President, Controller and Chief Accounting Officer.  Mr. Baldwin replaces Christopher A. Krummel who will assist Cameron with its previously announced Compression Systems divestiture activities.

Prior to joining Cameron, Mr. Baldwin was Senior Vice President and Chief Accounting Officer of KBR, Inc. since August 2010, was Vice President and Chief Accounting Officer for three years with Houston-based McDermott International Inc. and has held chief accounting officer positions with Integrated Electrical Services, Inc. and Veritas DGC Inc.  Mr. Baldwin is a certified public accountant and holds an M.B.A from the University of Houston and a B.B.A. in Accounting from Sam Houston State University.

Mr. Baldwin will receive an annual base salary of $360,000 and an annual cash bonus under Cameron’s Management Incentive Compensation Plan of 50% of his salary based on Cameron’s performance. On his first day of employment, Mr. Baldwin will receive equity grants under Cameron’s Equity Incentive Plan in a combination of restricted stock units, performance restricted stock units and stock options, with a total grant date value of $750,000.  Mr. Baldwin will be eligible to participate in all other compensation and benefit plans available to Cameron executives in similarly situated positions.  These compensation and benefit plans are described in Cameron’s proxy statement for its 2013 annual meeting of stockholders filed on March 28, 2013 and are included as exhibits to Cameron’s annual report on Form 10-K for the year ended December 31, 2013.  Mr. Baldwin will also be eligible to enter into with Cameron a Change-in-Control Agreement with a multiplier of one and an Indemnification Agreement in substantially the same forms as the Change-in-Control Agreement and Indemnifications Agreement filed as Exhibits 10.11  and 10.21, respectively, to the 2013 Form 10-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMERON INTERNATIONAL CORPORATION
By:	/s/ Grace B. Holmes
Grace B. Holmes
Vice President, Corporate Secretary and Chief Governance Officer

Date:    March 26, 2014